Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Prospectus Summary - Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information dated August 14, 2025 and included in this Pre-Effective Amendment No. 2 to the Registration Statement (Form N-2, File No. 333-286227) of CAIS Sports, Media and Entertainment Fund (the “Registration Statement”).

We also consent to the use of our report dated August 14, 2025, with respect to the financial statements of CAIS Sports, Media and Entertainment Fund as of July 31, 2025 and for the period from July 10, 2025 (inception) to July 31, 2025, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 14, 2025